Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective January 1, 2021 (the “Effective Date”), by and between Daniel J. O’Connell (the “Executive”) and Acumen Pharmaceuticals, Inc. (the “Company”) and supersedes and replaces any prior consulting agreement or employment letter between the Parties and any of their affiliates.

WHEREAS, the Company desires to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.     EMPLOYMENT BY THE COMPANY.

1.1     Position. Subject to the terms set forth herein, the Company agrees to employ Executive, in the position of President and Chief Executive Officer, and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of his business time and attention to the business of the Company.

1.2     Duties. Executive will initially report to the Board of Directors (“Board)” of the Company. Executive shall perform his duties under this Agreement initially principally out of his personal residence and the Company’s corporate office in Charlottesville, VA or such other location as assigned by the Company. In addition, Executive shall make business trips to such places as may be necessary or advisable for the efficient operations of the Company, including visits to the Company’s offices in Carmel, IN.

1.3     Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the such plan. The Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives in effect from time to time, but in no event shall the Executive be entitled to less than four (4) weeks of vacation per calendar year (pro-rated for any partial year of service). The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.     COMPENSATION.

2.1     Salary. Executive shall receive for services to be rendered hereunder an initial base salary of $ 512,000.00 on annualized basis, subject to review and adjustment from time to time by the Board, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2     Annual Discretionary Bonus. Executive shall be eligible for a discretionary annual calendar year performance bonus (the “Annual Bonus”) with an annual target of fifty percent (50%) of Executive’s then-current Base Salary (the “Target Amount”). Whether or not Executive is eligible for any Annual Bonus will be dependent upon the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board. No amount of any Annual Bonus is guaranteed at any time and may be greater or lesser than the Target Amount and may be zero. Any Annual Bonus, if awarded, will be paid in a single installment paid at the same time annual bonuses are generally paid to other similarly-situated employees of the Company and in any event no later than March 1st of the calendar year following the calendar year to which the Annual Bonus is applicable, and will be subject to deductions and withholdings. Executive’s eligibility for an Annual Bonus and the Target Amount, if any, is subject to change in the discretion of the Board (or any authorized committee thereof).

2.3     Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time . For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.4     Stock Option. Subject to approval by the Board, the Company anticipates granting to Executive an option to purchase 1,767,656 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”) and the option grant agreement, and will vest 25% on the one-year anniversary of the date of grant, and thereafter over the ensuing 3 years in a series of thirty-six (36) successive equal monthly installments, subject to your Continuous Service (as defined in the Plan) as of each such date.

3.     CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement, attached as Exhibit A which may be amended by the parties from time to time without regard to this Agreement (the “Confidential Information Agreement”). The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4.     OUTSIDE ACTIVITIES DURING EMPLOYMENT. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; and (iii) such other activities as may be specifically approved in writing by the Company. Company hereby acknowledges consent’s to Executive’s existing Executive Chairman position at Direct Spinal Therapeutics, Inc. and deems that it complies with this Section 4.

5.     NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.     TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without Cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1     Termination by the Company without Cause or Resignation by Executive for Good Reason.

(a)     The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without Cause (as defined in Section 6.2(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Section 6.4 or 6.5 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b)     In the event the Company terminates Executive’s employment without Cause or Executive Resigns for Good Reason (as defined in Section 6.1(g) below), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (as defined below) and, subject to Executive’s compliance with the obligations in Section 6.1(c)

below, Executive shall be eligible to receive the following severance benefits (the “Severance Benefits”):

(i)     The Company will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions, and paid in equal installments beginning on the Company’s second regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.

(ii)     If Executive timely elects continued coverage under COBRA for Executive and Executive’s dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for Executive (and Executive’s covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c)     Executive will be paid all of the Accrued Obligations (as defined in Section 6.1(d) below) on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. If eligible to receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement, Executive will only receive such Severance Benefits if: (i) within the time period provided in the separation agreement (which shall be no longer than 60 days following the date of Executive’s Separation from Service), Executive has signed and delivered to the Company a separation agreement that includes, among other terms, an effective general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if Executive holds any other positions with the Company, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Executive complies with the terms of the Release, including, without limitation, any non-disparagement, confidentiality and cooperation provisions contained in Release.

(d)     For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e)     The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f)     Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(g)     “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following conditions without Executive’s consent, after Executive’s provision of written notice to the Company of the existence of such condition (which notice must be provided as described in Section 7.1 within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Executive of its intent to terminate Executive’s employment: (i) a material reduction in Executive’s duties, responsibilities or authorities, provided, however, that neither the conversation of the Company to a subsidiary, division or unit of an acquiring entity, or Executive’s reporting relationships following a Change in Control, nor a change in title, will be deemed a “material reduction” in and of itself or material adverse alteration in, Executive’s position, title, duties, or responsibilities; (ii) a material (greater than 10%) reduction by the Company of Executive’s Base Salary (except in the case of either an across the board reduction in salaries or a temporary reduction due to financial exigency); or (iii) the relocation of Executive’s principal place of employment by fifty (50) or more miles from Executive’s then-current principal place of employment. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, Executive must resign for such Good Reason condition by giving notice as described in Section 7.1 within thirty (30) days after the period for curing the violation or condition has ended).

6.2     Termination by the Company for Cause.

(a)     The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b)     “Cause” for purposes of this Agreement shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Company and Executive; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company; (vi) negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; (vii) failure to pass to the satisfaction of the Company, a preliminary background check or failure to submit proof of legal eligibility to work in the United States; or (viii) breach of fiduciary duty.

(c)     In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.3     Resignation by Executive (other than for Good Reason).

(a)     Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 7.1.

(b)     In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.4     Termination by Virtue of Death or Disability of Executive.

(a)     In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives Executive’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

(b)     Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for one hundred twenty (120) consecutive calendar days or six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.5     [RESERVED]

6.6     Notice; Effective Date of Termination.

(a)     Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)     immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 6.2(b)(vi) in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)     immediately upon Executive’s death;

(iii)     ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;

(iv)     ten (10) days after Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v)     for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.1(g).

(b)     In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.7     Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

6.8     Application of Section 409A. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Executive a lump sum amount equal to the sum of the payments upon Separation from Service that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

7.     GENERAL PROVISIONS.

7.1     Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address or Executive’s email address as listed in Company records, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3     Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4     Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5     Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6     Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7     Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.8     Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.9     Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Virginia.

7.10     Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Charlottesville, Virginia area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year written below effective as of the Effective Date (as defined herein).

Acumen Pharmaceuticals, Inc.

By:	/s/ Sean Stalfort
Sean Stalfort, Chairman

Executive:

/s/ Daniel O’Connell
Daniel O’Connell

January 15, 2021
Date